CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



July 31, 2002

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     Re: Consent to be named in the S-8 Registration Statement of Rescon Technology Corp., a Nevada corporation (the
     "Registrant"), SEC File No. 000-13822, to be filed on or about August 1, 2002, covering the registration and issuance of 985,000 shares of common stock to six individual consultants

Ladies and Gentlemen:

     We hereby consent to the use of our report for the years ended August 31, 2001 and 2000, dated October 12, 2001, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.



     /s/ Mantyla McReynolds

     Mantyla McReynolds
     Certified Public Accountants